Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com
Vericel Reports First Quarter 2021 Financial Results and Raises Full-Year 2021 Revenue Guidance
First Quarter Total Net Revenue Increased 30% to $34.6
Million Full-Year 2021 Revenue Guidance Raised to $165 - $168 Million
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., May 5, 2021 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights
•Total net revenue increased 30% to $34.6 million, compared to $26.7 million in the first quarter of 2020
•MACI® net revenue of $23.8 million, Epicel® net revenue of $9.8 million and NexoBrid® revenue of $0.9 million related to the U.S. Biomedical Advanced Research and Development Authority (BARDA) procurement for emergency response preparedness
•Gross margin of 66%, compared to 63% in the first quarter of 2020
•Net loss of $3.3 million, or $0.07 per share, compared to $4.7 million, or $0.10 per share, in the first quarter of 2020
•Non-GAAP adjusted EBITDA of $4.6 million, or 13% of net revenue, compared to adjusted EBITDA loss of $0.7 million in the first quarter of 2020
•Operating cash flow of $10.1 million
•As of March 31, 2021, the Company had $110 million in cash and investments, compared to $100 million as of December 31, 2020, and no debt

Business Highlights and Updates
•MACI implant and biopsy growth of more than 20% compared to the first quarter of 2020
•Epicel net revenue growth of 54% compared to the first quarter of 2020, with record monthly volume in February and the second highest quarterly Epicel revenue in history
•Expansion of UnitedHealthcare’s MACI medical policy to include patella and multiple cartilage defects in the knee
•Joined the S&P SmallCap 600®

“We entered 2021 with a great deal of momentum and delivered another quarter of strong results across both our sports medicine and burn care franchises,” said Nick Colangelo, President and CEO of Vericel. “Our first quarter results demonstrate the strength of the Company’s financial profile as we continue to generate strong revenue growth and increase profitability and cash flow. Based on these results and our strong underlying business fundamentals, we remain on track for significant growth across both of our franchises and have raised our full-year 2021 revenue and adjusted EBITDA guidance.”

Full-Year 2021 Financial Guidance
•Total net revenue now expected to be in the range of $165-$168 million, compared to previous guidance of approximately $161-$164 million
•Adjusted EBITDA margin now expected to be in the range of 21.5% to 23.5%, compared to previous guidance of 21 to 23%
•Gross margin guidance of 70% to 71% and estimated operating expenses of approximately $115 million maintained

First Quarter 2021 Results
Total net revenue for the quarter ended March 31, 2021 increased 30% to $34.6 million, compared to $26.7 million in the first quarter of 2020. Total net product revenue for the quarter included $23.8 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $9.8 million of Epicel (cultured epidermal autografts) net revenue, compared to $20.3 million of MACI net revenue and $6.4 million of Epicel net revenue, respectively, in the first quarter of 2020. Total net revenue for the quarter also included $0.9 million of revenue related to the procurement of NexoBrid (concentrate of proteolytic enzymes enriched in bromelain) by BARDA for emergency response preparedness.

Gross profit for the quarter ended March 31, 2021 was $23.0 million, or 66% of net revenue, compared to $16.8 million, or 63% of net revenue, for the first quarter of 2020.

Total operating expenses for the quarter ended March 31, 2021 were $26.3 million, compared to $21.8 million for the same period in 2020. The increase in operating expenses was primarily due to an increase in stock-based compensation expense driven by share price appreciation over the past year.

Net loss for the quarter ended March 31, 2021 was $3.3 million, or $0.07 per share, compared to $4.7 million, or $0.10 per share, for the first quarter of 2020.

Non-GAAP adjusted EBITDA for the quarter ended March 31, 2021 was $4.6 million, or 13% of net revenue, compared to an adjusted EBITDA loss of $0.7 million in the first quarter of 2020. A table reconciling non-GAAP measures is included in this press release for reference.

As of March 31, 2021, the Company had $110 million in cash and investments, compared to $100 million as of December 31, 2020, and no debt.

Conference Call Information
Today’s conference call will be available live at 8:30am Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software, if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation’s first quarter 2021 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.

If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until May 5, 2022. A replay of the call will also be available until 11:30am (EDT) on May 12, 2021 by calling (855) 859-2056, or from outside the U.S. by calling (404) 537-3406. The conference ID is 9036676.

About Vericel Corporation
Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The Company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full-thickness burns greater than or equal to 30% of total body surface area. The Company also holds an exclusive license for North American rights to NexoBrid, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the Company’s website at www.vcel.com.

GAAP v. Non‑GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in the release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2021 Vericel Corporation. All rights reserved.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI and Epicel, growth in profit, gross margins and operating margins, the ability to achieve or sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing or likelihood of approval by the U.S. Food & Drug Administration of the NexoBrid Biologics License Application (BLA) for treatment of severe burns in the United States or other North American markets, the estimate of the commercial growth potential of our products and product candidates, availability of funding from BARDA under its agreement with MediWound Ltd. for use in connection with NexoBrid development activities, competitive developments, changes in third-party coverage and reimbursement, our ability to supply or meet customer demand for our products, and the wide-ranging impacts of the COVID-19 pandemic on our business or the economy generally.

With respect to COVID-19, we are currently unable to reasonably estimate the specific extent, or duration of the impact of the COVID-19 pandemic on our business, financial and operating results. We are also unable to predict whether a resurgence of COVID-19 infections or the spread of COVID-19 variants, which may limit the effectiveness of approved vaccines, will result in future restrictions on the performance of elective surgical procedures or affect the availability of physicians and/or their treatment prioritizations, the willingness or ability of patients to seek treatment, or heighten the impact of the outbreak on the overall healthcare infrastructure. Other disruptions or potential disruptions include restrictions on the ability of Company personnel to travel and access customers for training, promotion and case support, delays in product development efforts, and additional government-imposed quarantines and requirements to “shelter at home” or other incremental mitigation efforts or initiatives that may impact our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of our products. With respect to FDA’s review of the pending NexoBrid BLA, the COVID-19 pandemic may impact the FDA’s response times to regulatory submissions, its ability to monitor our clinical trials, and/or conduct necessary reviews or inspections of manufacturing facilities involved in the production of NexoBrid, any or all of which may result in timelines being materially delayed, which could affect the development and ultimate commercialization of NexoBrid. The total impact of these disruptions could have a material impact on the Company’s financial condition, cash flows and results of operations.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (SEC) on February 24, 2021, Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2021, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$58,154	$33,620
Short-term investments	25,402	42,187
Accounts receivable (net of allowance for doubtful accounts of $121 and $143, respectively)	29,122	34,504
Inventory	10,322	9,356
Other current assets	4,213	3,893
Total current assets	127,213	123,560
Property and equipment, net	9,076	7,633
Restricted cash	211	211
Right-of-use assets	48,943	50,105
Long-term investments	26,021	24,099
Total assets	$211,464	$205,608
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,826	$6,755
Accrued expenses	9,965	11,293
Current portion of operating lease liabilities	4,398	4,394
Other liabilities	41	41
Total current liabilities	23,230	22,483
Operating lease liabilities	47,968	48,789
Other long-term liabilities	57	76
Total liabilities	$71,255	$71,348
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 46,225 and 45,804, respectively	$519,360	$510,061
Accumulated other comprehensive income (loss)	(47)	14
Accumulated deficit	(379,104)	(375,815)
Total shareholders’ equity	140,209	134,260
Total liabilities and shareholders’ equity	$211,464	$205,608

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Product sales, net	$33,627	$26,678
Other revenue	941	—
Total revenue	34,568	26,678
Cost of product sales	11,583	9,922
Gross profit	22,985	16,756
Research and development	3,630	3,763
Selling, general and administrative	22,660	18,069
Total operating expenses	26,290	21,832
Loss from operations	(3,305)	(5,076)
Other income (expense):
Interest income	76	306
Interest expense	(1)	(2)
Other income	84	67
Total other income	159	371
Net loss before tax provision	$(3,146)	$(4,705)
Tax provision	(143)	—
Net loss	$(3,289)	$(4,705)
Net loss per share attributable to common shareholders (Basic and diluted)	$(0.07)	$(0.10)
Weighted average number of common shares outstanding (Basic and diluted)	45,984	44,924

RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended March 31,
(In thousands)	2021	2020
Net loss	$(3,289)	$(4,705)
Stock compensation expense	7,019	3,768
Depreciation and amortization	811	533
Net interest income	(75)	(304)
Income tax provision	143	—
Adjusted EBITDA (Non-GAAP)	$4,609	$(708)